EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter

METAIRIE, La., May 3, 2010 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2010 was $585,000, or $0.14 per share (basic and diluted), a decrease of $155,000 from the first quarter of 2009. Net interest income decreased by $76,000 during the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009. Interest income for the first quarter of 2010 compared to the first quarter of 2009 decreased by $183,000 due primarily to a decrease in the average yield of interest-earning assets of 31 basis points. Interest expense for the first quarter of 2010 was $1.5 million, a decrease of $107,000 from the first quarter of 2009. This decrease in interest expense was due primarily to a 34 basis point decline in the average cost of our interest-bearing liabilities, the effect of which was partially offset by a $14.3 million increase in our average interest-bearing liabilities between the respective periods. Non-interest income for the first quarter of 2010 decreased by $111,000 compared to the first quarter of 2009 due primarily to a $91,000 gain on the sale of available-for-sale securities that occurred during the first quarter of 2009. An increase of $70,000 in our salaries and benefits expense during the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009 contributed to a $74,000 increase in our non-interest expense.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During the first quarter of 2010, our total loans receivable increased by $5.8 million, or 3.67%, primarily in single family residential mortgages. Over the previous five quarters, our loan portfolio has increased by a total of $53.0 million, or 47.7%."  LeBon added, "Through this growth, we have developed many new customer relationships that will provide a foundation for the development of long-term core customers of our financial products, and enhance the profitability and value of the Company."

Total assets were $326.5 million at March 31, 2010, a decrease of $3.3 million from December 31, 2009. Cash and cash equivalents were $5.5 million and $4.7 million, respectively, at March 31, 2010 and December 31, 2009. Total investment securities were $39.9 million at March 31, 2010 and $39.8 million at December 31, 2009. During the first quarter of 2010, total mortgage-backed securities decreased by $9.1 million, to $108.2 million. This decrease in the balance of our mortgage-backed securities was due to the receipt of scheduled principal reductions, in addition to accelerated prepayments of principal associated with the refinancing of the security's underlying collateral.  Total loans receivable were $164.3 million at March 31, 2010, an increase of $5.8 million, or 3.7%, from December 31, 2009. This increase in total loans receivable was due primarily to a $4.6 million increase in the balance of first mortgage loans secured by one-to four-family residences.

Total deposits were $182.4 million at March 31, 2010, a decrease of $6.2 million from December 31, 2009. During the first quarter of 2010, non-interest bearing deposits decreased by $1.1 million, and interest bearing deposits decreased by $5.1 million. This decrease in funding during the first quarter of 2010 was partially offset by a $5.2 million increase in total borrowings. These new borrowings were in the form of Federal Home Loan Bank advances, with maturities ranging from five years to ten years, which will provide long-term funding for the growth in our loan portfolio.

Total shareholders' equity was $71.8 million at March 31, 2010, a decrease of $1.5 million from December 31, 2009. This decrease in shareholders' equity was primarily due to the Company's acquisition of 191,993 shares of its common stock during the quarter at an aggregate cost of $2.8 million, pursuant to its publicly announced repurchase plan. The cost of the Company's repurchase program was partially offset by net income of $585,000, an increase in accumulated other comprehensive income of $129,000, and the release of 43,784 shares held by the Company's Recognition and Retention Plan Trust, with a cost basis of $552,000, which became vested and were released to participants during the first quarter.

Net interest income for the first quarter of 2010 was $2.6 million, a decrease of $76,000 from the first quarter of 2009. Interest income was $4.1 million for the first quarter of 2010 compared to $4.3 million for the first quarter of 2009. The average yield on our interest-earning assets was 5.13% during the first quarter of 2010, a decrease of 31 basis points compared to the first quarter of 2009. Interest income on loans increased by $613,000, to $2.5 million, during the first quarter of 2010 compared to the first quarter of 2009. This increase was due primarily to a $46.1 million increase in the average balance of our loans receivable, the effect of which was reduced by a 30 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $54.1 million during the first quarter of 2010 compared to the first quarter of 2009, contributing to a decrease in interest income on mortgage-backed securities of $792,000. Interest income on our investment securities was $218,000 during the first three months of 2010, an increase of $5,000 from the first three months of 2009. The effect on income of a $16.4 million increase in the average balance of our investment securities was offset by a 144 basis point decrease in the average yield of the portfolio.

Total interest expense was $1.5 million, with our interest-bearing liabilities having an average cost of 2.43% during the first quarter of 2010 compared to $1.6 million and an average cost of 2.77% for the first quarter of 2009. Average interest-bearing deposits were $177.4 million for the first quarter of 2010, an increase of $17.6 million from the first quarter of 2009. The average rate paid on interest-bearing deposits was 1.89% during the quarter ended March 31, 2010, a decrease of 47 basis points from the quarter ended March 31, 2009. Interest expense on borrowings was $648,000 and $647,000, respectively, for the periods ended March 31, 2010 and 2009.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.70% for first quarter of 2010, an increase of three basis points from the first quarter of 2009. Our net interest margin for the quarters ended March 31, 2010 and March 31, 2009 was 3.27% and 3.42%, respectively.

The Bank recorded provisions for loan losses of $44,000 during the first quarter of 2010, compared to provisions for loan losses of $57,000 during the first quarter of 2009. Our allowance for loan losses was $1.7 million at March 31, 2010, or 140.25% of our non-performing loans. Stated as a percentage of total loans receivable, our allowance for loan losses was 1.03% and 1.04% at March 31, 2010, and December 31, 2009, respectively. During the first quarter of 2010, the Bank recorded net charge-offs of less than $1,000.

Our non-interest income for the first quarter of 2010 was $92,000, a decrease of $111,000 from the first quarter of 2009. This decrease in non-interest income was primarily due to a $91,000 gain on the sale of $1.7 million in municipal bonds recorded in the first quarter of 2009.

Non-interest expense for the period ended March 31, 2010 was $1.8 million, an increase of $74,000 from the period ended March 31, 2009. Salaries and employee benefits expense was $1.2 million for the first quarter of 2010, an increase of $70,000 compared to the first quarter of 2009. Of this increase, $46,000 was due directly to salaries and employer-paid payroll taxes, and the remaining $24,000 resulted from increases in the cost of our employee stock ownership plan and equity compensation programs. Occupancy expenses were $275,000 for the three month period ended March 31, 2010 and $269,000 for the three month period ended March 31, 2009. Other non-interest expense for the first quarter of 2010 was $311,000, a decrease of $2,000 from the first quarter of 2009. An increase of $36,000 in our FDIC assessment during the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009, was offset by decreases in advertising expenses, legal expenses, ad valorem taxes and the state of Louisiana franchise tax, which is assessed on the amount of capital invested by the Company in the Bank.

Income tax expense for the first quarter of 2010 was $309,000, a decrease of $93,000 from the first quarter of 2009. This decrease in income tax expense was due primarily to a decrease in pre-tax income of $248,000 between the respective periods.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 326,531	$ 329,779
Cash and cash equivalents	5,494	4,735
Investment securities:
Available-for-sale	35,562	35,445
Held-to-maturity	4,352	4,352
Mortgage-backed securities:
Available-for-sale	24,741	27,079
Held-to-maturity	83,416	90,194
Loans receivable, net	164,258	158,446
Deposits	182,413	188,622
FHLB advances and other borrowings	69,049	63,810
Shareholders' equity	71,834	73,348

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Selected Operating Data:
Total interest income	$ 4,093	$ 4,276
Total interest expense	1,484	1,591
Net interest income	2,609	2,685
Provision (recovery) for loan losses	44	57
Net interest income after provision for loan losses	2,565	2,628
Total non-interest income	92	203
Total non-interest expense	1,763	1,689
Income before income taxes	894	1,142
Income taxes	309	402
Net income	$ 585	$ 740

Earnings per share:
Basic	$ 0.14	$ 0.15
Diluted	$ 0.14	$ 0.15
Weighted average shares outstanding
Basic	4,042,271	5,023,389
Diluted	4,153,093	5,060,636

	Three Months Ended March 31,
	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.13%	5.44%
Average rate on interest-bearing liabilities	2.43%	2.77%
Average interest rate spread(2)	2.70%	2.67%
Net interest margin(2)	3.27%	3.42%
Average interest-earning assets to average
interest-bearing liabilities	130.87%	136.99%
Net interest income after provision
for loan losses to non-interest expense	145.49%	155.60%
Total non-interest expense to average assets	2.16%	2.10%
Efficiency ratio(3)	65.27%	58.48%
Return on average assets	0.72%	0.92%
Return on average equity	3.21%	3.53%
Average equity to average assets	22.28%	26.12%

Asset Quality Ratios(4):	At March 31, 2010	At Dec. 31, 2009
Non-performing loans as a percent of
total loans receivable (5) (6)	0.73%	0.63%
Non-performing assets as a percent of
total assets(5)	0.85%	0.78%
Allowance for loan losses as a percent of
non-performing loans	140.25%	165.60%
Allowance for loan losses as a percent of
total loans receivable (6)	1.03%	1.04%
Net charge-offs during the period to
average loans receivable (6)(7)	0.00%	0.15%

Capital Ratios(4):
Tier 1 leverage ratio	17.48%	18.20%
Tier 1 risk-based capital ratio	38.44%	40.55%
Total risk-based capital ratio	39.39%	41.47%
(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.
(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.
(7) Net charge-offs are presented on a quarterly basis.
CONTACT:  Louisiana Bancorp, Inc.
          Lawrence J. LeBon, III, Chairman, President &
           Chief Executive Officer
          John LeBlanc, SVP & Chief Financial Officer
          (504) 834-1190